Exhibit 10.2

AMENDMENT TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Amendment") is made and entered into as of November 10, 2019, between CELLECTAR BIOSCIENCES, INC., a Delaware corporation (the "Company"), and Jarrod Longcor ("Executive").

RECITALS

On April 15, 2019, the Company and Executive entered into an Amended and Restated Employment Agreement (the “Agreement”) to reflect certain changes approved by the Company’s Board of Directors (the “Board”). The parties hereto agree that the Agreement shall be amended as follows:

1.       Section 4(e) is amended to read as follows:

(e)       Termination by the Company Without Cause, or by Executive for Good Reason. If Executive's employment is terminated by (i) the Company without Cause, or (ii) by Executive for "Good Reason," Executive will be entitled to receive (A) his Accrued Obligations, (B) a cash severance payment equal to seventy-five percent (75%) of Executive's Annual Base Salary, payable in regular installments in accordance with the Company's general payroll practices (in effect from time to time) beginning on the first pay date following the date of termination and ending on the ninth monthly anniversary date of the first pay date; provided, however, that if the Executive is terminated by (i) the Company without Cause, or (ii) by Executive for "Good Reason," within 12 months after a Change in Control, Executive will be entitled to receive an increased severance payment equal to one hundred percent (100%) of Executive’s Annual Base Salary, payable in 12 monthly installments pursuant to the terms of this Section 4(e)(B), (C) addition of the cost of Company-provided health insurance to each severance payment made in accordance with Section 4(e)(B) above (for nine or 12 months as applicable), and (D) the bonus described in Section 3(a)(ii) above for the calendar year in which such termination occurs if Executive would have otherwise been entitled to receive such bonus had his employment not been terminated (provided that if the date of such termination occurs prior to the last day of the calendar year in respect of which such bonus is awarded, then such bonus will be prorated upon the number of days elapsed prior to Executive's date of termination). Any such bonus amount payable under this Section 4(e) will be payable at such time as such amount would have been payable had Executive's employment not been terminated. In addition to the foregoing, the Company shall provide to Executive, for a period of up to nine (9) months following the date of termination of employment with the Company, outplacement services, including, but not limited to: instruction and counseling to assess and develop job goals and interviewing, networking and negotiating skills; assistance with resume preparation and initiation of a job search; secretarial support, and the use of private offices at the outplacement firm's premises. Executive and the Company shall agree upon the outplacement services provider, and the aggregate cost of such services under this Section 4(e) shall not exceed Seventy Five Hundred Dollars ($7,500).

As a condition to the Company's obligations to make the payments described in this Section 4(e), the Company and Executive will execute and deliver within 30 days after the date of termination of employment a general mutual release in the form reasonably required by the Company. Notwithstanding anything in this Agreement to the contrary, the Company will have no obligation to pay any amounts payable under this Section 4(e) during such times as Executive is in breach of Sections 5, 6, or 7 hereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CELLECTAR BIOSCIENCES, INC.

By:	/s/ James V. Caruso

Its:	President and Chief Executive Officer

EXECUTIVE

/s/ Jarrod Longcor
Jarrod Longcor

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